The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

January 2024

Preliminary Pricing Supplement - Subject to Completion

(To Prospectus dated December 30, 2022,

Series A Prospectus Supplement dated December 30, 2022 and

Product Supplement EQUITY-1 dated December 30, 2022)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-268718 and 333-268718-01

January 16, 2024

BofA Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

The securities do not guarantee the repayment of principal, do not provide for the regular payment of interest and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this document. Beginning after one year, the securities will be automatically redeemed if the index closing value of the underlying index on any of the quarterly determination dates (other than the final determination date) is greater than or equal to its initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately at least 9.16% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, investors will receive a fixed positive return that will also correspond to a return of approximately at least 9.16% per annum, as set forth below. If the securities have not previously been redeemed and the final index value is less than the initial index value but the final index value is greater than or equal to the downside threshold level, you will receive at maturity the stated principal amount of your securities. However, if the securities are not automatically redeemed prior to maturity and the final index value is less than 80% of the initial index value, which we refer to as the downside threshold level, investors will be exposed to the decline in the value of the Russell 2000® Index over the term of the securities on a 1-to-1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. The securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of the underlying index in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the initial index value on a quarterly determination date or the final determination date, respectively. The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

All payments on the securities are subject to the credit risk of BofA Finance, as issuer of the securities, and BAC, as guarantor of the securities. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		BofA Finance
Guarantor:		BAC
Underlying index:		The Russell 2000® Index (Bloomberg symbol: “RTY”)
Aggregate principal amount:		$
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		January 26, 2024
Original issue date:		January 31, 2024 (3 business days after the pricing date)
Maturity date:		January 31, 2028
Early redemption:

The securities are not subject to automatic early redemption until approximately one year after the original issue date. Following this 1-year initial non-call period, if, on any quarterly determination date (other than the final determination date), beginning on February 3, 2025, the index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any early redemption date if the index closing value is below the initial index value on the related determination date.

Early redemption payment:		The early redemption payment for each quarterly determination date prior to the final determination date will be an amount in cash per stated principal amount (corresponding to a return of approximately at least 9.16% per annum). See “Determination Dates, Early Redemption Dates and Early Redemption Payments” below.
Determination dates:

Quarterly, beginning on February 3, 2025. See “Determination Dates, Early Redemption Dates and Early Redemption Payments” below. We also refer to January 26, 2028 as the final determination date.

The determination dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-23 of the accompanying product supplement.

Early redemption dates:		Quarterly, beginning on February 6, 2025. See “Determination Dates, Early Redemption Dates and Early Redemption Payments” below.
Initial index value:		, which is the index closing value of the underlying index on the pricing date
Final index value:		The index closing value of the underlying index on the final determination date
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•         If the final index value is greater than or equal to the initial index value:

At least $1,366.40 (set on the pricing date)

•         If the final index value is less than the initial index value but the final index value is greater than or equal to the downside threshold level:

$1,000

•         If the final index value is less than the downside threshold level:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Terms continued on the following page
Agent:		BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:		Between $910.00 and $960.00 per $1,000 in principal amount of securities, which is less than the price to public listed below. The actual value of your securities at any time will reflect many factors and cannot be predicted with accuracy. See “Additional Information About the Securities—Structuring the securities” in this pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per security	$1,000	$25.00(1)
		$5.00(2)	$970.00
Total	$	$	$

(1)       Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $25.00 for each security they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.

(2)       Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

There are important differences between the securities and a conventional debt security. Potential purchasers of the securities should consider the information in “Risk Factors” beginning on page 8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” in this pricing supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Series A MTN prospectus supplement dated December 30, 2022 and prospectusdated December 30, 2022 and Product Supplement EQUITY-1 dated December 30, 2022

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028
Principal at Risk Securities
Terms continued from previous page:
Downside threshold level:	, which is equal to 80% of the initial index value
Index performance factor:	The final index value divided by the initial index value
CUSIP / ISIN:	09710PNR3 / US09710PNR37
Listing:	The securities will not be listed on any securities exchange.

Determination Dates, Early Redemption Dates and Early Redemption Payments

Determination Dates		Early Redemption Dates		Early Redemption Payments (per $1,000 Security)*
1st determination date:	February 3, 2025	1st early redemption date:	February 6, 2025	At least $1,091.60
2nd determination date:	April 28, 2025	2nd early redemption date:	May 1, 2025	At least $1,114.50
3rd determination date:	July 28, 2025	3rd early redemption date:	July 31, 2025	At least $1,137.40
4th determination date:	October 27, 2025	4th early redemption date:	October 30, 2025	At least $1,160.30
5th determination date:	January 26, 2026	5th early redemption date:	January 29, 2026	At least $1,183.20
6th determination date:	April 27, 2026	6th early redemption date:	April 30, 2026	At least $1,206.10
7th determination date:	July 27, 2026	7th early redemption date:	July 30, 2026	At least $1,229.00
8th determination date:	October 26, 2026	8th early redemption date:	October 29, 2026	At least $1,251.90
9th determination date:	January 26, 2027	9th early redemption date:	January 29, 2027	At least $1,274.80
10th determination date:	April 26, 2027	10th early redemption date:	April 29, 2027	At least $1,297.70
11th determination date:	July 26, 2027	11th early redemption date:	July 29, 2027	At least $1,320.60
12th determination date:	October 26, 2027	12th early redemption date:	October 29, 2027	At least $1,343.50
Final determination date:	January 26, 2028	See “Maturity date” above.		See “Payment at maturity” above.
* The actual Early Redemption Payments will be set on the pricing date.
January 2024	Page 2

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028
Principal at Risk Securities

Investment Summary

Jump Securities with Auto-Callable Feature

Principal at Risk Securities

Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028 (the “securities”) do not provide for the regular payment of interest and do not guarantee the repayment of principal. Instead, beginning after one year, the securities will be automatically redeemed if the index closing value of the underlying index on any quarterly determination date prior to the final determination date is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately at least 9.16% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, investors will receive a fixed positive return that will also correspond to a return of approximately at least 9.16% per annum, as set forth below. If the securities have not previously been redeemed and the final index value is less than the initial index value but the final index value is greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level, you will receive at maturity the stated principal amount of your securities. However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the decline in the underlying index over the term of the securities on a 1-to-1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. Investors will not participate in any appreciation in the underlying index.

Maturity:	Approximately 4 years
Automatic early redemption:
The securities are not subject to automatic early redemption until approximately one year after the original issue date. Following this 1-year initial non-call period, if, on any quarterly determination date, the index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The securities will not be redeemed early on any early redemption date if the index closing value is below the initial index value on the related determination date.

Early redemption payment:
The early redemption payment for each quarterly determination date prior to the final determination date will be an amount in cash per stated principal amount (corresponding to a return of approximately at least 9.16% per annum), as follows:
1st determination date:
At least $1,091.60
2nd determination date:
At least $1,114.50
3rd determination date:
At least $1,137.40
4th determination date:
At least $1,160.30
5th determination date:
At least $1,183.20
6th determination date:
At least $1,206.10
7th determination date:
At least $1,229.00
8th determination date:
At least $1,251.90
9th determination date:
At least $1,274.80
10th determination date:
At least $1,297.70
11th determination date:
At least $1,320.60
12th determination date:
At least $1,343.50

No further payments will be made on the securities once they have been redeemed.
Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:
●
If the final index value is greater than or equal to the initial index value:
At least $1,366.40 (set on the pricing date)
●
If the final index value is less than the initial index value but the final index value is greater than or equal to the downside threshold level:
$1,000
●
If the final index value is less than the downside threshold level:
$1,000 × index performance factor
Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Any payments on the securities depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying index. The economic terms of the securities are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent’s commissions and fees, if any, and the hedging related charges described below (see “Risk Factors”

January 2024	Page 3

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028
Principal at Risk Securities

beginning on page 8), will reduce the economic terms of the securities to you and the initial estimated value of the securities. Due to these factors, the public offering price you pay to purchase the securities will be greater than the initial estimated value of the securities as of the pricing date.

The initial estimated value range of the securities is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the securities as of the pricing date. For more information about the initial estimated value and the structuring of the securities, see “Risk Factors” beginning on page 8 and “Structuring the securities” on page 18.

The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by BAC. The securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

January 2024	Page 4

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, beginning after one year, the securities will be automatically redeemed for an early redemption payment (corresponding to a return of approximately at least 9.16% per annum) if the index closing value on any quarterly determination date prior to the final determination date is greater than or equal to the initial index value. At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, investors will receive a fixed positive return that will also correspond to a return of approximately at least 9.16% per annum.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be significantly less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Beginning after one year, when the underlying index closes at or above the initial index value on any quarterly determination date prior to the final determination date, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately at least 9.16% per annum. Investors do not participate in any appreciation of the underlying index.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that the underlying index closes below the initial index value on each of the quarterly determination dates (beginning after one year) prior to the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the underlying index closes at or above the initial index value. At maturity, investors will receive a cash payment equal to at least $1,366.40 (set on the pricing date) per $1,000 in stated principal amount, corresponding to a return of approximately at least 9.16% per annum. Investors do not participate in any appreciation of the underlying index.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that the underlying index closes below the initial index value on each of the quarterly determination dates (beginning after one year) prior to the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the underlying index closes below the initial index value but at or above the downside threshold level. At maturity, investors will receive a cash payment equal to the $1,000 stated principal amount per security.
Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that the underlying index closes below the initial index value on each of the quarterly determination dates (beginning after one year) prior to the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the underlying index closes below the downside threshold level. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.

January 2024	Page 5

BofA Finance LLC
Jump Securities with Auto-Callable Feature Based on the Performance of the Russell 2000® Index due January 31, 2028
Principal at Risk Securities

Hypothetical Examples

The following table illustrates how the amount payable per security will be calculated if the index closing value is greater than or equal to the initial index value on one of the determination dates prior to the final determination date. Figures below have been rounded for ease of analysis. All payments on the securities are subject to issuer and guarantor credit risk.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The examples below do not show any effect of lost dividend yield over the term of the securities.

If the first determination date on which the index closing value is greater than or equal to the initial index value is . . .	. . . then you will receive the following payment per security upon automatic early redemption*:
1st determination date:	$1,000 + applicable premium = $1,000 + $91.60 = $1,091.60
2nd determination date:	$1,000 + applicable premium = $1,000 + $114.50 = $1,114.50
3rd determination date:	$1,000 + applicable premium = $1,000 + $137.40 = $1,137.40
4th determination date:	$1,000 + applicable premium = $1,000 + $160.30 = $1,160.30
5th determination date:	$1,000 + applicable premium = $1,000 + $183.20 = $1,183.20
6th determination date:	$1,000 + applicable premium = $1,000 + $206.10 = $1,206.10
7th determination date:	$1,000 + applicable premium = $1,000 + $229.00 = $1,229.00
8th determination date:	$1,000 + applicable premium = $1,000 + $251.90 = $1,251.90
9th determination date:	$1,000 + applicable premium = $1,000 + $274.80 = $1,274.80
10th determination date:	$1,000 + applicable premium = $1,000 + $297.70 = $1,297.70
11th determination date:	$1,000 + applicable premium = $1,000 + $320.60 = $1,320.60
12th determination date:	$1,000 + applicable premium = $1,000 + $343.50 = $1,343.50

In order to receive the premium indicated above, the index closing value must be greater than or equal to the initial index value on the applicable determination date.

*The actual Early Redemption Payments will be set on the pricing date.

Early Redemption

The examples below illustrate how the amount payable per security on the applicable early redemption date, if any, will be determined based upon the index closing values on the determination dates prior to the final determination date. The examples are based on the following hypothetical values and do not reflect the actual initial index value of the underlying index. The actual initial index value will be determined on the pricing date. We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial index value, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

The examples are based on a hypothetical initial index value of 100.00 and the hypothetical index closing values indicated below. Whether the securities are redeemed prior to maturity and your actual early redemption payment, if any, will depend on the actual index closing values on the determination dates.

Example 1—The securities are not redeemed following the first determination date. On the first determination date, the hypothetical index closing value is 80.00 (a 20% decrease from the hypothetical initial index value).

In this scenario, the index closing value is below the initial index value. Therefore, the securities are not redeemed.

Example 2—The securities are redeemed following the second determination date. On the first determination date, the hypothetical index closing value is 80.00 (a 20% decrease from the hypothetical initial index value). Therefore, the securities are not redeemed following the first determination date.

On the second determination date, the hypothetical index closing value is 110.00 (a 10% increase from the hypothetical initial index value).

In this scenario, on the second determination date the hypothetical index closing value is at or above the initial index value. Therefore, the securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,114.50 per security on the

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BofA Finance LLC
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Principal at Risk Securities

related early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in the appreciation in the underlying index.

Payment at Maturity

The examples below illustrate how the payment at maturity will be calculated if the securities are not automatically redeemed prior to maturity. The examples are based on the following hypothetical values and do not reflect the actual initial index value or downside threshold level. The actual initial index value and downside threshold level will be determined on the pricing date. We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index value and downside threshold level, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

The examples are based on a hypothetical initial index value of 100.00 and a hypothetical downside threshold level of 80.00 and the hypothetical final index values indicated below. If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final index value on the final determination date.

Example 1—Upside Scenario. The hypothetical final index value is 110.00 (a 10% increase from the hypothetical initial index value).

In this scenario, because the final index value on the final determination date is greater than the initial index value, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + the premium applicable to the final determination date
= $1,000 + $366.40
= $1,366.40

In this scenario, because the final index value on the final determination date is greater than the initial index value, you would be repaid the stated principal amount of $1,000 per security at maturity plus the premium applicable to the final determination date.

Example 2—Par Scenario. The hypothetical final index value is 95.00 (a 5% decrease from the hypothetical initial index value).

In this scenario, because the final index value is less than the initial index value but the final index value is greater than or equal to the downside threshold level, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any premium.

Example 3—Downside Scenario. The hypothetical final index value is 40.00 (a 60% decrease from the hypothetical initial index value).

In this scenario, because the final index value on the final determination date is less than the downside threshold level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index performance factor on the final determination date)
= $1,000 + ($1,000 × -60%)
= $1,000 + -$600.00
= $400.00

In this scenario, the underlying index on the final determination date has depreciated by more than 20% from the initial index value to the final index value, which is less than the downside threshold level. Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the underlying index from the initial index value to the final index value, and you would incur a significant loss on your investment.

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Principal at Risk Securities

Risk Factors

Your investment in the securities entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the securities should be made only after carefully considering the risks of an investment in the securities, including those discussed below, with your advisors in light of your particular circumstances. The securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.

Structure-related Risks

●	Your investment may result in a significant loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the securities at maturity. If the securities are not automatically called prior to maturity and the final index value is less than the downside threshold level, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of underlying index and you will lose 1% of the principal amount for each 1% that the final index value of the underlying index is less than the initial index value. In that case, you will lose a significant portion or all of your investment in the securities.
●	Any positive investment return on the securities is limited. You will not participate in any increase in the level of the underlying index. Any positive investment return is limited to the applicable early redemption payment or the maximum payment at maturity of at least $1,366.40 (set on the pricing date) per $1,000 in principal amount of securities, as applicable, if the index closing value or final index value is greater than or equal to the initial index value on any determination date or the final determination date, as applicable. In contrast, a direct investment in the securities included in the underlying index would allow you to receive the benefit of any appreciation in their values. Any return on the securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the securities may be less than a comparable investment directly in the securities held by or included in the underlying index. There is no guarantee that the securities will be called or, if not called, redeemed at maturity for more than the principal amount, and it is possible that you will not receive any positive return on the securities.
●	The securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the securities, regardless of the extent to which the index closing value or final index value exceeds the initial index value.
●	The securities are subject to potential early redemption, which would limit your ability to receive further payment on the securities. The securities are subject to a potential early redemption. The securities will be automatically called if, on any determination date prior to the final determination date, the index closing value is greater than or equal to the initial index value. If the securities are early redeemed prior to the maturity date, you will be entitled to receive the applicable early redemption payment with respect to the applicable determination date and no further amounts will be payable following the early redemption. In this case, you will lose the opportunity to receive payment of any higher early redemption payment or payment at maturity that otherwise would be payable after the date of the early redemption. If the securities are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the securities. However, under no circumstances will the securities be redeemed in the first year of the term of the securities.
●	Your return on the securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the securities may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
●	The early redemption payment or payment at maturity, as applicable, will not reflect changes in the level of the underlying index other than on the determination dates or the final determination date, as applicable. The level of the underlying index during the term of the securities other than on the determination dates or the final determination date, as applicable, will not affect payments on the securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying index while holding the securities, as the performance of the underlying index may influence the market value of the securities. The calculation agent will determine whether the securities will be early redeemed and will calculate the early redemption payment or the payment at maturity, as applicable, by comparing only the initial index value or the downside threshold level, as applicable, to the index closing value or the final index value. No other levels of the underlying index will be taken into account. As a result, if the securities are not redeemed prior to maturity and the final index value is less than the downside threshold level, you will receive less than the principal amount at maturity even if the level of the underlying index was always above the downside threshold level prior to the final determination date.
●	Any payments on the securities are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the securities. The securities are our senior unsecured debt securities. Any payment on the securities will be fully and unconditionally guaranteed by the Guarantor. The securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the early redemption payment or the payment at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the securities on
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the applicable early redemption date or the maturity date, regardless of the index closing value or final index value of the underlying index as compared to the initial index value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the securities. However, because your return on the securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the underlying index, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the securities.
●	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the securities in the ordinary course. Therefore, our ability to make payments on the securities may be limited.

Valuation- and Market-related Risks

●	The price to public you pay for the securities will exceed their initial estimated value. The range of initial estimated values of the securities that is provided on the cover page of this pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the guarantor, the guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the underlying index, changes in the guarantor’s internal funding rate, and the inclusion in the price to public of the agent’s commissions and fees, if any, and the hedging related charges, all as further described in “Additional Information About the Securities—Structuring the securities” below. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.
●	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time. The value of your securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the underlying index, our and BAC’s creditworthiness and changes in market conditions.
●	We cannot assure you that a trading market for your securities will ever develop or be maintained. We will not list the securities on any securities exchange. We cannot predict how the securities will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

●	Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the securities and their market value. We, the guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the underlying index, or futures or options contracts or exchange traded instruments on the underlying index or those securities, or other instruments whose value is derived from the underlying index or those securities. While we, the guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the underlying index, except to the extent that BAC’s common stock may be included in the underlying index, we, the guarantor and our other affiliates, including BofAS, do not control any company included in the underlying index, and have not verified any disclosure made by any other company. We, the guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the securities. These transactions may present a conflict of interest between your interest in the securities and the interests we, the guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the underlying index in a manner that could be adverse to your investment in the securities. On or before the pricing date, any purchases or sales by us, the guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the securities), may affect the level of the underlying index. Consequently, the level of the underlying index may change subsequent to the pricing date, which may adversely affect the market value of the securities.

We, the guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could affect the level of the underlying index on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the
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market value of your securities prior to maturity, and may affect the amounts to be paid on the securities. We, the guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the securities and may hold or resell the securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the underlying index, the market value of your securities prior to maturity or the amounts payable on the securities.
●	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the securities and, as such, will make a variety of determinations relating to the securities, including the amounts that will be paid on the securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Index-related Risks

●	The securities are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
●	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the component securities of the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the underlying index or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

●	The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the underlying index can add, delete, or substitute the components included in the underlying index or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your securities.

Tax-related Risks

●	The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or securities similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. Under the terms of the securities, you will have agreed with us to treat the securities as single financial contracts, as described below under “Additional Information About the Securities—Tax considerations—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of gain or loss with respect to the securities may differ. No ruling will be requested from the IRS with respect to the securities and no assurance can be given that the IRS will agree with the statements made in the section entitled “Additional Information About the Securities—Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities.

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Russell 2000® Index Summary

All disclosures contained in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the RTY (the “underlying index sponsor”). The underlying index sponsor, which licenses the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of the underlying index sponsor discontinuing publication of the underlying index are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index. None of us, the guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the underlying index. You should make your own investigation into the underlying index.

Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Information as of market close on January 10, 2024:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,970.261
52 Weeks Ago:	1,822.653
52 Week High (on December 27, 2023):	2,066.214
52 Week Low (on October 27, 2023):	1,636.938

For additional historical information, see “Russell 2000® Index Historical Performance” below. For additional information about the Russell 2000® Index, see the information set forth in “Annex A—The Russell 2000® Index” below.

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Russell 2000® Index Historical Performance

The following graph sets forth the daily index closing values of the underlying index for the period from January 2, 2019 through January 10, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on January 10, 2024 was 1,970.261. We obtained the information in the graph and table below from Bloomberg L.P., without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance. No assurance can be given as to the level of the underlying index on any determination date or on the final determination date.

Underlying Index Daily Closing Values January 2, 2019 to January 10, 2024

*The solid line in the graph indicates the hypothetical downside threshold level, which is 80% of the hypothetical index closing value on January 10, 2024.
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Russell 2000® Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,058.335
2024
First Quarter (through January 10, 2024)	2,012.795	1,951.142	1,970.261
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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described herein shall control.
Denominations:	The securities will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:	If an event of default, as defined in the senior indenture relating to the securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the securities occurs and is continuing, the amount payable to a holder of the securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at Maturity” above, calculated as though the date of acceleration were the maturity date of the securities and as though the final determination date were the third index business day prior to the date of acceleration; provided that, if the event of default occurs on or prior to the final determination date (i.e., not during the period from after that final determination date to the original maturity date of the securities), then the payment on the securities will be determined as described above under the caption “—Automatic Call,” calculated as if the next scheduled determination date were three trading days prior to the date of acceleration, and in such a case, the calculation agent shall pro-rate the applicable early redemption payment according to the period of time elapsed between the issue date of the securities and the date of acceleration. In case of a default in the payment of the securities, whether at their maturity or upon acceleration, the securities will not bear a default interest rate.
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Additional Information About the Securities

Additional Information:
Tax considerations:

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the securities supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the securities are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the securities upon original issuance and will hold the securities as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the securities, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the securities should be treated as single financial contracts with respect to the underlying index and under the terms of the securities, we and every investor in the securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the securities in accordance with such characterization. This discussion assumes that the securities constitute single financial contracts with respect to the underlying index for U.S. federal income tax purposes. If the securities did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the securities is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the securities.

We will not attempt to ascertain whether any issuer of a component stock included in an underlying index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in the underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the securities. You should refer to information filed with the SEC by the issuers of the component stocks included in the

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Additional Information:

underlying index and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the underlying index is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the securities prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. A U.S. Holder’s tax basis in the securities will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the securities, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the securities. In particular, the IRS could seek to subject the securities to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the securities would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the securities generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the securities. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the securities, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the securities.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the securities should be treated as ordinary gain or loss.

Because the underlying index is an index that periodically rebalances, it is possible that the securities could be treated as a series of single financial contracts, each of which matures on the next rebalancing date. If the securities were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the securities on each rebalancing date in return for new securities that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the securities on such date.

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Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the securities or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the securities is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the securities. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the underlying index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

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Additional Information:

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Structuring the securities:

The securities are our debt securities, the return on which is linked to the performance of the underlying index. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the securities, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the securities on the pricing date being less than their price to public.

The initial estimated value range of the securities is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the securities as of the pricing date.

In order to meet our payment obligations on the securities, at the time we issue the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying index, the tenor of the securities and the hedging arrangements. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page 8 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.

Supplement to the plan of distribution; role of BofAS and conflicts of interest:

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the securities. Accordingly, the offering of the securities will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the securities occurs more than two business days from the pricing date, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the securities to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the securities to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document. The costs included in the original issue price of the securities will include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the securities. However, they are not obligated to engage in such secondary market transactions and/or

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market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the securities, BofAS may offer to buy the securities in the secondary market at a price that may exceed the initial estimated value of the securities. Any price offered by BofAS for the securities will be based on then-prevailing market conditions and other considerations, including the performance of the underlying index and the remaining term of the securities. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your securities at any price or at any time, and we cannot assure you that any party will purchase your securities at a price that equals or exceeds the initial estimated value of the securities.

Any price that BofAS may pay to repurchase the securities will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the securities.

Sales Outside of the United States

The securities have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the securities with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the securities in any jurisdiction other than the United States. As such, these securities are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

•        Australia

•        Barbados

•        Belgium

•        Crimea

•        Cuba

•        Curacao Sint Maarten

•        Gibraltar

•        Indonesia

•        Iran

•        Italy

•        Kazakhstan

•        Malaysia

•        New Zealand

•        North Korea

•        Norway

•        Russia

•        Saudi Arabia

•        Syria

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of securities which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of securities other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information

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on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the securities offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Where you can find more information:

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.

The terms and risks of the securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

●         Product Supplement EQUITY-1 dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm

●         Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:

https://www.sec.gov/Archives/edgar/data/70858/000119312522315195/d409418d424b3.htm

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “closing level”, “trading day”, “Underlying”, “Index Publisher”, “Index” and “observation dates” shall be deemed to refer to “index closing value”, “index business day”, “underlying index”, “underlying index sponsor,” “underlying index” and “determination dates,” respectively.

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Annex A—The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

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Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the securities.

FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the securities. The license agreement provides that the following language must be stated in this pricing supplement:

The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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